Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N- 1A of AIM Counselor Series Trust (Invesco Counselor Series Trust) of our report dated October 23, 2024, relating to the financial statements and financial highlights of Invesco S&P 500 Index Fund which appears in AIM Counselor Series Trust (Invesco Counselor Series Trust)’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2024. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoppers LLP

Houston, Texas

August 26, 2025